EXHIBIT 10.1
CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION. BRACKETED ASTERISKS ([* *]) DENOTE OMISSIONS.
GLOBAL SUPPLY AGREEMENT
      This Global Supply Agreement is entered into as of this 29th day of August, 2005 (the “Effective Date”) by and between APPLIED MATERIALS, INC., a Delaware corporation, with places of business in Santa Clara, California, and Austin, Texas, and Advanced Energy Industries, a Delaware corporation, with its principal place of business in Fort Collins, Colorado.
      In consideration of the mutual promises and other valuable consideration set forth in this Agreement the Parties agree as follows:
1. Definitions.
      In addition to those definitions set forth elsewhere in this Agreement, the following capitalized terms shall have the meanings specified below:
(a) “Agreement” means (i) this Global Supply Agreement, (ii) Attachment 1 hereto, (iii) Exhibit A hereto and (iv) all Authorized Demand Signals, as each may be amended from time to time.
(b) “Applied” means Applied Materials, Inc., including its subsidiaries existing on or after the Effective Date.
(c) “Applied Web Site” means that portion of the password-protected Web Site, including the supplier filing cabinet database maintained by Applied and located at http://gmox.amat.com, Supplier Filing Cabinet. to which Supplier may be given access for the purpose of performing under this Agreement.
(d) “Attachment” means any document that is referenced in this Global Supply Agreement and either attached hereto or located on the Applied Web Site. All Attachments are deemed to be incorporated into this Agreement by this reference.
(e) “Authorized Demand Signal” means an order for Item(s) communicated pursuant to this Agreement by Applied to Supplier via (i) a purchase order (whether in hardcopy or electronic form), (ii) EDI or other electronic transmission, or (iii) Applied’s designated on-line purchasing system. All Authorized Demand Signals are deemed to be incorporated into this Agreement by this reference.
(f) “Business Processes” means those processes, requirements and forms applicable generally to Applied’s supply chain, pertaining to ordering, payments, packaging, delivery, shipment, crating and repair of Items, among other things. All Business Processes shall be communicated to Supplier through posting on the Applied Web site. Certain Business Processes referred to in this Agreement are identified by their title in italics.
(g) “Business day” and “business hour” shall mean those days and those hours on which Supplier’s Ft. Collins, Colorado facility is normally open for business and between 8:00 am and 5:00 pm local time for such facility.
(h) “Internal Applied Data” means planning data, product engineering or manufacturing data, information, forecasts, Specifications or Confidential Information that is recorded, displayed, maintained or accessed on the Applied Web Site or other Applied internal databases or intranets.
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(i) “Item” means a component, equipment, material, subassembly or other good and related software and services specified in (i) Attachment 1, (ii) an Authorized Demand Signal; or (iii) a purchase order delivered by Applied to Supplier prior to the Effective Date and undelivered as of such date.
(j) “Parties” means Applied and Supplier and “Party” shall mean either Applied or Supplier as appropriate.
(k) “Services” means the repair, refurbishment, exchange or upgrade of Items and those other services performed by Supplier under this Agreement.
(l) “Specifications” means such drawings, designs, instructions, technical or performance requirements or other technical information relating to the design, development, manufacture, installation, assembly, testing and/or use of one or more Items.
(m) “Sub-tier Supplier” means a member of Supplier’s direct or indirect sub-tier supply base (including, without limitation, subcontractors and vendors of Supplier) that provides goods and/or services in connection with an Item.
(n) “Supplier” means Advanced Energy Industries, Inc. and those of its subsidiaries and affiliates authorized in writing by Applied to perform under this Agreement.
2. Scope of Agreement; Term.
(a) Scope of Agreement. This Agreement sets forth the terms and conditions governing the purchase and sale of Items, the relationship between Applied and Supplier, and compliance with Applied’s Business Processes. Applied Materials, Inc. and its subsidiaries shall be entitled to purchase Items from Supplier under this Agreement, and shall have all of the rights of “Applied” under this Agreement. As to any purchase of Items under this Agreement by Applied Materials, Inc., all obligations under this Agreement are the sole obligations of Applied Materials, Inc. As to any purchase of Items under this Agreement by a subsidiary of Applied, all obligations under this Agreement are the sole obligations of such subsidiary. Notwithstanding the foregoing, if an Applied subsidiary [* *]; Supplier notifies Applied Materials, Inc. in writing of [* *], and Applied Materials, Inc. [* *] submitted by Supplier, Applied Materials, Inc. will either [* *]. This Agreement shall not apply to Applied’s purchase, and Supplier’s sale, of any goods or services pursuant to (i) a purchase order or other agreement where the purchase order or other agreement is expressly accepted in writing by Supplier which expressly identifies this Global Supply Agreement and states that the terms and conditions of the purchase order or other agreement, rather than this Agreement, shall govern the transaction; or (ii) a joint development or license agreement, except to the extent expressly provided therein.
(b) Term. This Agreement shall commence on the Effective Date and, unless extended as set forth in this Section 2 or terminated as set forth in Section 21, shall expire on August 28, 2008 (the “Term”). At any time prior to expiration of the Term, Applied may, at its sole option, extend the Term for one (1) additional period not to exceed [* *] by delivering written notice to Supplier of such extension no less than [* *] prior to the expiration of the Term of this Agreement. The Parties acknowledge that after the Term they may desire to renew this Agreement or enter into a similar volume supply agreement. If Supplier decides during the Term that it does not wish to enter into such renewal or volume supply agreement, Supplier shall provide notice thereof to Applied at least [* *] prior to the expiration of the Term.
(c) Compliance with Business Processes. Applied has implemented, and from time to time updates and revises, Business Processes applicable generally to Applied’s supply chain. Descriptions of all Business Processes shall be provided to Supplier through posting on the Applied Web Site. Supplier agrees to comply with all Business Processes identified in this Agreement that are in effect as of the Effective Date and as may be amended in accordance with this subsection. If Applied desires to amend a Business
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Process, it shall give notice thereof either by e-mail directed to either Supplier’s contacts noted in this document or Supplier’s contacts designated on the Applied Web Site, or to their successors or by referring Supplier to the Applied Web Site, to access such amended Business Process. Supplier agrees to regularly access the Applied Web Site to review any amended Business Processes. No amendment to a Business Process described in Sections 11(o) (Technology Escrow Agreement) or 14 (Supplier Performance Plan) shall become effective unless Supplier consents thereto in writing. Amendments to all other Business Processes shall be deemed accepted by Supplier if Supplier fails to object thereto in writing within [* *] after the date on which the amended Business Process is communicated to Supplier.
(d) Amendments to Attachment 1. The Contract Prices set forth in Attachment 1 represent the Parties’ agreed upon pricing for those Items that have been awarded to Supplier through a request for quotation or other business award process (‘Award Process’). Any conditions included in the Award Process that are relevant to the Contract Price shall also be included in Attachment 1. Notwithstanding the order of precedence set forth in Section 26(s) Entire Agreement, the Parties hereby agree that with respect to Contract Prices, if there is a conflict between the terms of Attachment 1 and the GSA, the terms of Attachment 1 shall control. In addition, in the event of a change in business conditions not contemplated by the Parties at the time of the execution of the Agreement, either Party may request further amendments to Attachment 1. Upon such request the Parties shall, in good faith, meet and discuss the proposed amendment and upon the Parties’ mutual agreement to any change, amend Attachment 1 accordingly.
(e) [* *]. Subject to [* *]‘s compliance with the requirements of this Section 2(e) Supplier may [* *] if an Item qualifies as an [* *] Item, [* *] Item or a [* *] Item.
(f) [* *] Item means an Item for which a [* *] is no longer available either because the [* *] is no longer [* *] or the [* *].
(g) [* *] Item means an Item which has [* *] and consistently [* *] resulting in a significant [* *].
(h) [* *] Item means an Item for which the [* *] have significantly [* *] resulting in a [* *] of either (a) [* *] for an Item which has a Contract Price of [* *]; or (b) [* *] for an Item which has a Contract Price of [* *].
(i) Once [* *] determines an Item to be [* *], [* *] or [* *], [* *] shall notify [* *] in writing of such determination.
(j) For [* *] Items [* *]‘s notification to [* *] must be in the form of a completed [* *]. Upon the expiration of [* *] following the submission of a completed [* *], [* *] may pursue the [* *]. Thereafter, unless otherwise agreed by the Parties, [* *] may continue to purchase [* *] Items until such time as [* *] has qualified a [* *] and the [* *] Item is [* *]. If, after the expiration of [* *] months following the [* *] submission, [* *] chooses not to pursue the [* *], [* *] may within [* *] days after the expiration of the [* *] months following the [* *] submission purchase a [* *]. Any [* *] will be subject to availability and unless otherwise agreed by the Parties will not exceed an amount equivalent to [* *].
(k) For [* *] Items and [* *] Items, [* *]‘s written notification to [* *] of the classification of these Items will include a request for [* *]. If following such [* *] the Parties are [* *] may submit a [* *]. Upon expiration of [* *] months following the submission of a completed [* *], [* *] may pursue the [* *]. Thereafter, unless otherwise agreed by the Parties, [* *] may continue to purchase [* *] and/or [* *] Items until such time as [* *] has qualified a [* *] and the [* *] Item is [* *]. If, after the expiration of [* *] months following the [* *] submission, [* *] chooses not to pursue the [* *] may purchase a [* *]. Any [* *] will not exceed an amount equivalent to [* *], unless otherwise agreed by the Parties. Alternatively, the Parties may agree to [* *].
3. Orders.
(a) Orders. All orders for Items shall be in the form of an Authorized Demand Signal. An Authorized Demand Signal shall (i) identify the Item(s) requested; (ii) state the quantity, date, time and place of delivery, and price of the Item(s) requested (unless previously specified in Attachment 1, which shall
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control); and (iii) specify if it is for a Spares Down Order (as defined in this Agreement). Supplier shall accept communications of Authorized Demand Signals in the format designated by Applied.
(b) Acceptance/Rejection of Orders. Supplier shall promptly communicate its acceptance or rejection of an Authorized Demand Signal. Supplier shall not, however, reject an Authorized Demand Signal for Items set forth on Attachment 1 so long as the Authorized Demand Signal conforms to the terms and conditions of this Agreement. Any notice of rejection shall state the specific grounds for such rejection. Certain Authorized Demand Signals shall be deemed to be accepted as follows:
      (i) An Authorized Demand Signal that is for a “Spares Down Order” will be [* *] accepted by Supplier upon the [* *] after its receipt by Supplier unless Supplier objects by electronic or telephonic notice within said [* *] period. Any telephonic notice of rejection shall be followed by the delivery of written or electronic notice to Applied within [* *] of delivery of the rejected Authorized Demand Signal.
      (ii) An Authorized Demand Signal for an Item identified as “[* *],” “[* *]” or similar designation on Attachment 1 sent via EDI or other electronic transmission will be [* *] accepted by Supplier upon the expiration of [* *] after its receipt by Supplier, unless Supplier objects by electronic notice within said [* *].
      (iii) An Authorized Demand Signal for an Item set forth on Attachment 1 that is an Applied purchase order (whether in hard copy or electronic form) shall be accepted upon the terms specified within such order, provided that the Authorized Demand Signal conforms to the terms of this Agreement and Attachment 1; or if the Authorized Demand Signal does not conform to the terms of this Agreement and Attachment 1 such Authorized Demand Signal shall be accepted upon the terms specified within such order provided that Supplier has [* *] the Authorized Demand Signal within [* *]. For any other Authorized Demand Signal that is an Applied purchase order (whether in hard copy or electronic form) such Authorized Demand Signal shall be accepted upon the terms specified within such Authorized Demand Signal, provided that (a) the Authorized Demand Signal was submitted to [* *] set forth in the Applied Web-Site database, (b) Supplier has failed to reject the Authorized Demand Signal within [* *] and (c) the Item is a product that [* *] has, within the [* *] either to [* *] or to any [* *] and the Item is not a product that [* *] has designated as [* *] or [* *]. For items that have not been sold and delivered within the preceding [* *], Supplier will make commercially reasonable efforts to accept within the [* *] window, but failure to do so will not cause [* *]. Nothing in this Section 3(b) shall require Supplier to provide to Applied products that are subject to an exclusivity agreement between Supplier and a third party, and for which the third party has not granted any consent to Supplier’s sale of such products to Applied for the purpose of supporting an Applied customer service agreement.
In all events, any objection by Supplier to the terms of an Authorized Demand Signal shall be deemed waived upon Supplier’s delivery of Items.
(c) Order Adjustments. Supplier acknowledges that, due to the highly cyclical nature of the semiconductor equipment industry and other factors, Applied may be required to modify Authorized Demand Signals from time to time. Applied may increase the quantity of Items in any Authorized Demand Signal at any time prior to the scheduled delivery date and, provided such increase falls within the Quantity Flexibility Matrix set forth below, (i) Supplier will deliver such increased quantity with [* *] charges including [* *] or the like except as may be provided for in Attachment 1, and (ii) such increase will not affect the delivery schedule of Items previously ordered. This Section 3(c) shall not apply to orders for Items that are not set forth on Attachment 1 unless the Authorized Demand Signal accepted by Supplier as set forth in this Section 3 incorporates this Section 3 by reference.
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Weeks until Delivery Date	[* *] weeks	[* *] weeks	[* *] weeks	[* *] weeks	[* *] weeks
Flexibility of Quantity of Items in an Authorized Demand Signal	[* *]	[* *]	[* *]	[* *]	[* *]

If Applied requires an increase in the quantity of Items in any Authorized Demand Signal for Items in Attachment 1 and such increase does not fall within the Quantity Flexibility Matrix set forth above, then, if feasible and as mutually agreed upon by the Parties, Supplier will provide such increased Items in accordance with the modified Authorized Demand Signal and Applied shall pay costs resulting therefrom, provided such costs are (i) reasonable; (ii) authorized by Applied in writing in advance of delivery; and (iii) identified separately from the unit price on Supplier’s invoice to Applied.
(d) Reduction or Cancellation of an Authorized Demand Signal. If Applied requires a reduction in the quantity of Items in any Authorized Demand Signal, or cancels any Authorized Demand Signal, the Parties’ respective rights and obligations shall be as specified in Section 21.
(e) Purchases by Authorized Third Party. Certain Items may be incorporated into subassemblies or other products made for Applied by a third party. In such event, Applied may designate the third party as authorized to purchase such Item(s) from Supplier and, upon Supplier’s receipt of notice thereof, Supplier shall enter into an agreement with such third party to sell such Item(s) to such third party on terms (including [* *]) [* *] the terms set forth in this Agreement specifically for use on subassemblies or other products that such third party will sell directly to Applied.
(f) No Volume Commitment. Applied does not commit to purchase a specific volume of any Item from Supplier except as specified in an Authorized Demand Signal and, subject to [* *] Rights (as defined in Section 11(b)), or unless otherwise agreed in writing, Applied may manufacture or buy goods and/or services from Third Parties that are identical or similar to the Items.
4. Pricing.
(a) Contract Price. “Contract Price” means the domestic and/or export price in U.S. Dollars for an Item as set forth on Attachment 1; provided, that if a price for an Item is not specified on Attachment 1, then the Contract Price shall be the price set forth in an Authorized Demand Signal that is accepted by Supplier in accordance with this Agreement. The Contract Price for each Item shall remain in effect throughout the Term, except for any price changes mutually agreed to by the Parties from time to time in writing. In the event Applied desires to purchase an Item not listed in Attachment 1, authorized representatives of Applied and Supplier will agree upon the price and delivery date in writing as a separate transaction, but subject to the terms of this Agreement.
(b) Pricing Components. The Contract Price, and any quotations for Items, shall include all finishing, testing, inspecting and packaging fees, applicable royalties and all applicable taxes (excluding sales, use and similar taxes). Any quotations for Items shall include all costs relating to warranties. Under typical circumstances, quotations for Items shall not include any amounts relating to (i) initial set-up charges; (ii) costs for special dies, tools, patterns or test fixtures; and (iii) non-recurring engineering fees amortized into the per unit price, unless separately identified and itemized. Quotations for prototypes shall reflect the total value of Applied’s business with Supplier. In this regard, Supplier shall consider providing a specific number of prototype Items [* *] and/or pricing prototypes [* *].
(c) Transportation Costs. For Items to be delivered to a destination within the country from which the shipment originated, pricing in a quotation or as set forth in Attachment 1 shall not include any transportation costs, other than insurance expense, which will be separately identified and itemized,
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provided that Applied’s Transportation Routing Guide then in effect for such Items offers Supplier a direct bill-to-Applied option for such transportation costs in accordance with Section 6(b)(i). If Applied’s Transportation Routing Guide then in effect for such Items does not offer Supplier a direct bill-to-Applied option for such transportation costs in accordance with Section 6(b)(i), all transportation costs shall be separately identified and itemized in a quotation. For Items to be delivered outside the country from which the shipment originated, all costs for shipping, import/export fees, customs, insurance and other transportation expenses shall be separately identified and itemized in a quotation, except in cases where Applied’s Transportation Routing Guide then in effect for such Items offers Supplier a direct bill-to-Applied option for such transportation costs in accordance with Section 6(b)(i).
(d) Price Adjustments. Supplier shall implement all committed price [* *] set forth in this Agreement and on Attachment 1. All quantities of Items purchased by Applied and its subsidiaries purchasing under this Agreement will be aggregated for purposes of calculating applicable price adjustments. Any change in circumstances (such as a change in Applied’s [* *] or a change in industry conditions), may result in a review of Agreement terms and/or negotiated adjustment in the Contract Price. Subject to Section 11(f) and 11(g) of this Agreement regarding prohibited activities and confidentiality, if [* *] any good which is [* *], at a [* *] price than the Contract Price, then [* *] agrees to notify [* *] thereof and, if acceptable to [* *], to [* *].
(e) Taxes. Applied will pay any applicable sales, use or similar tax imposed in connection with the sale of Items to Applied; provided, that Supplier shall not charge or collect, and Applied shall have no liability for, taxes on any sale of Items for which Applied has provided Supplier with an appropriate resale certificate or other documentation evidencing an exemption from such taxes. For all sales of Items upon which tax reimbursement to Supplier is applicable, Supplier shall separately identify and itemize all applicable taxes on invoices submitted to Applied.
(f) [* *]. Subject to Section 11(f) and Section 11(g) of this Agreement, Supplier warrants and agrees that, if such sales are permitted, it [* *] which offer the [* *] as any Items [* *]. When making the determination as to whether [* *], Supplier shall take into account the [* *]. If Supplier enters into an agreement and [* *], then Supplier will provide prompt notice to Applied, and if agreed upon by Applied, this Agreement [* *]. If, as a result of any such [* *], the [* *] of an Item is [* *], Supplier will [* *]. Notwithstanding the foregoing, in no event shall Supplier offer or sell Items to Applied at prices or on terms that would be unlawfully discriminatory under applicable law.
5. Delivery of Items.
(a) Delivery Requirements.
Time is of the essence as to the delivery of all Items ordered under this Agreement. Supplier shall meet the (i) negotiated lead time; (ii) order adjustment requirements as set forth in Section 3; and (iii) time, date, location and other delivery requirements for Items, as specified in Attachment 1 or, if not set forth in Attachment 1, as set forth in the Authorized Demand Signal for said Items, irrespective of which Applied organization or division has issued the Authorized Demand Signal. Delivery will be considered timely only if Items are delivered in the correct quantity, and at the time, date and location specified in the Authorized Demand Signal. If necessary for Supplier to meet its delivery requirements, Supplier at its expense, will use expedited delivery methods to complete and deliver the Items within the lead times specified in Attachment 1. Supplier will also use expedited delivery methods to complete and deliver Items outside of the lead times specified in Attachment 1 if such terms have been accepted by Supplier in accordance with Section 3(b) of this Agreement and, in such instances, Supplier may, in addition to the price of the Items, charge Applied and expedited delivery fee; provided that Applied has agreed to such fee prior to Supplier’s acceptance of the Authorized Demand Signal. If Applied requests a change to the delivery date set forth in an Authorized Demand Signal and Supplier agrees to such change Supplier may use expedited delivery methods to complete and deliver the Items in accordance with the revised delivery date, and may charge Applied an expedited delivery fee, provided that Applied has agreed to such fee prior to Supplier’s acceptance of the revised delivery date.
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(b) Delivery Requirements for Spares Down Orders. Supplier acknowledges that it may be necessary to provide expedited support and delivery Service for the division of Applied responsible for furnishing spare parts and Service to Applied’s customers, referred to as Customer Productivity Support (“CPS”) or its successor entity. As to any Authorized Demand Signal identified as a “Spares Down Order,” Supplier shall
(i) respond (via telephonically or electronically) within [* *] to any Applied inquiry relating to a Spares Down Order if such Order is submitted to [* *] for the Item in question;
(ii) for any Authorized Demand Signal accepted by Supplier, ship the Items set forth in the Spares Down Order within
i. [* *] following receipt of a Spares Down Order if such Order is submitted to [* *] for the Item in question, and acknowledged by Supplier before [* *] Supplier local time; or if the Spares Down Order is acknowledged by Supplier after [* *] Supplier local time, then before [* *] Supplier local time the following [* *];
ii. [* *] following receipt of a Spares Down Order if such Order is submitted to [* *] for the Item in question, and acknowledged by Supplier before [* *] Supplier local time; or, if the Spares Down Order is acknowledged by Supplier after [* *] Supplier local time, then before [* *] Supplier local time the following business day; and
(iii) notify (via telephone or electronically) Applied when the Item set forth in the Spares Down Order leaves the Supplier’s facility. If Supplier cannot meet all of Applied’s delivery requirements for Items ordered, then Supplier shall (A) provide notice to Applied of such event, and (B) prioritize Items set forth in a Spares Down Order over other Items ordered via any other Authorized Demand Signal. Supplier shall comply with any special packaging and labeling requirements as to any Spares Down Order, as set forth in the Packaging Specification (0250 00098), Unit Packaging Label Specifications (0250-60124) and Packaging (0250-00098 & 0251-05100) and Marking (0250-01033) located on the Applied Web Site.
(c) Remedies. If Supplier fails to deliver any Item at the time and place as set forth in an Authorized Demand Signal accepted by Supplier in accordance with this Agreement, Applied shall have the right, at its sole option, to (i) require Supplier, at [* *]‘s expense, to [* *] to complete and deliver the Items; (ii) allocate or redirect the Supplier’s deliveries of Items to certain Applied facilities; or (iii) [* *] and charge Supplier with [* *], which cost may include [* *]. If Applied elects to [* *] above, then Applied agrees that the [* *] for which the Supplier will be liable, including the [* *].
6. Shipping and Risk of Loss.
(a) Shipping and Packaging Requirements.
      (i) Unless otherwise agreed in writing by the Parties, Supplier will ship all Items in accordance with Transportation Routing Guide located on the Applied Web Site, including use of approved carriers as may be applicable given the classification of the shipment (i.e., domestic or international).
      (ii) Supplier shall comply with any special packaging and labeling requirements for Items as set forth in Unit Packaging Label Specifications (0250-60124) and Packaging (0250-00098 & 0251-05100) and Marking (0250-01033) located on the Applied Web Site. In the event such Business Processes are not applicable to an Item, the Item shall be packaged, marked and labeled in accordance with best commercial practices. In all events, however, Supplier must include a valid packing slip number or package ID on each package or shipment of Items.
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(b) Shipments and Insurance.
      (i) Shipping Costs. For all Items, [* *] shall be responsible for all costs and expenses (other than insurance) to deliver the Items to the applicable destination point once such Items have been tendered to the carrier, provided that [* *] complies with [* *] then in effect. All delivery costs and expenses for such shipment shall be specified as “[* *]” on bills of lading or shipping receipts, to be paid directly by [* *]. Unless specifically approved by [* *] in advance, [* *] shall not be responsible for delivery costs and expenses (i) in excess of the costs determined under [* *]; (ii) payable to carriers not approved under [* *], (iii) incurred as a result of [* *]‘s need to [* *], or (iv) incurred in connection with the transportation of Items between [* *] or any other supplier.
      (ii) Insurance and Risk of Loss. In all events, Supplier shall be responsible to insure or self insure such Item during transport up to at least the Contract Price of such Item. Supplier shall be responsible for the risk of loss to an Item until delivered to the applicable destination point and accepted by Applied. In addition, Supplier’s responsibility for risk of loss continues with respect to any Item rejected by Applied, or as to any Item for which acceptance is revoked, except if such loss is caused by the gross negligence of Applied’s employees acting within the scope of their employment.
7. Acceptance and Title Transfer.
(a) Acceptance and Title Transfer. Title to an Item will transfer to Applied upon acceptance of an Item, which shall occur in the event that: i) Applied or its designee has received the Item as the specified destination point; and ii) either 1) Applied or its designee has entered the Item into Applied’s internal systems, or 2) a period of [* *] from the delivery of the Item has elapsed, whichever period of time is [* *]. Applied may reject and return any Item that does not conform to the applicable Specifications and incur no liability or obligation related to such Item. As to Items that are rejected and returned, Applied may recover and offset or adjust payments in respect of such Items, including any costs or fees related to shipping and insuring such Items.
(b) Payment Upon Consumption Model. “Payment Upon Consumption” means a payment process by which Supplier would retain title to all Items until such time as Applied has fully integrated such Items into the products manufactured by Applied. Upon Applied’s request to implement a Payment Upon Consumption process, Supplier will not unreasonably refuse to do so, and the Parties agree to negotiate in good faith to enter into an agreement setting forth the terms and conditions of such process.
8. Payment.
(a) Payment Terms. Payment by Applied for an Item will be made [* *] from the later of the date of (i) Applied’s receipt of an invoice for the Item consistent with the terms of this Agreement and (ii) Applied’s acceptance of the Item. Applied is authorized by Supplier to make payments under this Agreement by either check or electronic funds transfer, and Supplier shall provide Applied with the information necessary for electronic funds transfer capability.
(b) Invoices. Upon Applied’s request, Supplier shall not unreasonably refuse to participate in Applied’s Evaluated Receipts Settlement (“ERS”) Program, whereby Supplier is paid based on the quantity of Items received and the Contract Price for such Items, without Supplier providing an invoice. The terms and conditions of the ERS Program are as set forth in ERS Program Requirements located on the Applied Web Site. If the Parties agree that Supplier will not participate in the ERS Program, then Supplier will remit an Item invoice to Applied no earlier than when the Item is shipped to Applied and adhere to the requirements for invoices section of Invoicing Requirements for Non-ERS Suppliers located on the Applied Web Site.
(c) Effect of Payment and [* *]. Applied’s payment for an Item shall not affect the [* *] nor shall it preclude [* *]. All payments shall be subject to adjustment for [* *]. Applied may at any time [* *].
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(d) Reconciliation of Payment Discrepancies. As to any payment discrepancy, including any claim by Supplier against Applied for payment, nonpayment, damages or other adjustments as to delivered Items (a “Payment Discrepancy”), Supplier must, as a condition precedent to any such claim, give notice of its Payment Discrepancy claim by properly completing and delivering to Applied a Payment Discrepancy notification for all delivered Items within [* *] from the earliest of any of the following which discloses a Payment Discrepancy: (i) the issuance of an ERS report under the ERS Program; (ii) the date on which an invoice is returned to Supplier; (iii) the date of partial payment or (iv) the date of delivery of notice to Supplier of a Payment Discrepancy. The required Payment Discrepancy form, submission procedures and contact information are as set forth in Supplier Payment Discrepancy Claims Process located on the Applied Web Site.
9. Confidentiality and Prohibited Activities.
(a) General. “Applied Confidential Information” means all information obtained by, disclosed to, or developed by Supplier and that is based on, incorporates, constitutes or derived from any of the following: (i) samples, schematics, drawings, designs, Specifications, manuals, Applied Forecasts or other forecasts, Authorized Demand Signals, customer information and other technical, business, financial or trade secret information obtained from or through Applied including Internal Applied Data; and (ii) all other proprietary, technical, business, financial or trade secret information obtained by Supplier from or through Applied during the term of Applied and Supplier’s business relations, or in connection with the negotiation, performance or enforcement of this Agreement; provided that the information disclosed to Supplier by Applied or upon which Supplier based or derived such information was clearly marked as ‘Applied Materials Confidential’ or with some similarly restrictive legend. Confidential Information does not include information that (A) is or becomes a matter of public knowledge through no fault or act of Supplier; (B) is rightfully received by Supplier from a third party not subject to restriction on disclosure of such information; (C) is independently developed by Supplier without the use of any Confidential Information of Applied’s; or (D) was rightfully in the possession of Applied prior to its disclosure by or on behalf of Supplier; provided, however, that such information shall be Confidential Information to the extent that (1) such information constitutes specific information, even if it is embraced by more general information which is a matter of public knowledge or in the possession of Supplier, or (2) such information is a combination of individual items of information, even if that combination could be reconstructed from non-confidential sources if none of the non-confidential sources shows the whole combination and its principle of operation; and, provided further, that the sale or unrestricted disclosure of an Item or other article or product made through a confidential manufacturing process of Supplier shall not be deemed to constitute a public disclosure of the process. Supplier shall use reasonable care to protect the confidentiality of Confidential Information of Applied and in any event, shall use at least that degree of care that such Supplier uses to protect its own like information.
(b) Permitted and Prohibited Activities. Except as expressly set forth in this Section 9(b) or agreed to by Applied in writing, Supplier (i) may use Confidential Information solely for the purpose of providing Items to Applied and may provide Confidential Information only to those individuals who need to know such Confidential Information to provide Items to Applied, provided that it is clearly marked as “Applied Materials Confidential Information;” and (ii)shall not use or disclose any Applied Confidential Information for any purpose, including: (a) reverse engineering the Items; (b) developing, designing, manufacturing, engineering, refurbishing, selling or offering for sale, any good or service in violation of Subsections 11(g) and (h) of this Agreement; or (c) assisting any third party in any manner to perform any such activities. Subject to Section 11 below, in addition, Supplier shall not make or sell to any third party any good or service that may be used or sold as a replacement for any Item or other good provided or sold by Supplier for which Applied provided Supplier with Confidential Information at any time, including modifications to Items. Supplier’s obligations under this Section 9 shall not apply to any disclosure required by applicable law, court order or legal process, provided that (1) with respect to any disclosure required under the securities laws, Supplier shall (a) promptly notify Applied of its intent to make such disclosure, which notice shall be in writing and delivered at least [* *]‘ prior to the intended disclosure (or such shorter period as necessary to comply with applicable law), (b) seek confidential treatment from the
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Securities and Exchange Commission (SEC) for any agreements or other documents filed with the SEC by proposing redactions for all financial terms and such other terms as agreed by the Parties after conferring in good faith and consistent with applicable law; (2) with respect to any disclosure required pursuant to court order or legal process, Supplier shall provide Applied with at least [* *] advance written notice to permit Applied to seek a protective order and shall reasonably cooperate with the Applied in connection therewith; and (3) with respect to any other disclosure required by applicable law, Supplier will use reasonable efforts to provide Applied with reasonable advance written notice of such required disclosure, use reasonable efforts to secure confidential treatment of the Confidential Information prior to its disclosure, reasonably cooperate with Applied in connection therewith, and disclose only the minimum amount of information necessary to comply with such requirements.
(c) Other NDA’s. During the business relationship between Supplier and Applied one or more NDA’s may be, or may have been, entered into. In the event of an apparent conflict between or among provision(s) of this Agreement and any NDA, such provisions shall be read in a mutually consistent way, or if no such reading is reasonably possible, the provision(s) that are most protective of the confidential information of either Party shall take precedence over conflicting or less protective provision(s).
(d) Equitable Relief. Supplier agrees that Applied would suffer irreparable harm for which monetary damages are an inadequate remedy, and that equitable relief is appropriate, if Supplier were to breach or threaten to breach any obligations in this Section 9.
(e) Press Releases/Publicity Not Authorized. Except as specified in Section 9(b) above, Supplier will not issue any press release, advertising, publicity or public statement or in any way engage in any other form of public disclosure that indicates Applied’s relationship with Supplier or implies any endorsement by Applied of Supplier or Supplier’s products or Services, without the prior written approval of Applied.
(f) Disposal of Confidential Information. Upon the termination or expiration of the Agreement, and otherwise upon the request of Applied, Supplier will promptly return to Applied all Applied Confidential Information and all documentation that reveal or are based in any way on Applied Confidential Information, and permanently eliminate the same from all of its computer and information storage systems. Thereafter, Supplier shall cease all use of Applied Confidential Information. Supplier may, however, with Applied’s prior written approval, destroy any Applied Confidential Information or documentation, provided that Supplier certifies to Applied the destruction of such Confidential Information or documentation reflecting same. In addition, Supplier agrees it will immediately return to Applied any materials provided to it to facilitate electronic access to Internal Applied Data, including any SecureID® key, documents, software or other items.
10. Electronic Access to Internal Applied Data.
(a) General. If Supplier is granted access to Internal Applied Data then, in addition to Supplier’s obligations under Sections 9 and 11, the terms and conditions of this Section shall apply. Supplier’s access to the Internal Applied Data is subject to compliance with (i) the terms of use, if any, of the Applied Web Site or such other database or intranet, as applicable, and (ii) any technical and security requirements of Applied, including the issuance of passwords and requirements related to using Applied’s Virtual Private Network and [* *]. Applied may terminate Supplier’s right of access or change the method of access to the Internal Applied Data at any time. In no event shall Supplier facilitate or enable access to Internal Applied Data by any Sub-tier Supplier or other third party.
(b) Use. If Applied grants Supplier access to the Internal Applied Data, then Supplier shall have the limited right to download, store, display and use Applied Internal Data for the sole purpose of performing its obligations under this Agreement in connection with the design, manufacture and sale of Items to Applied. Supplier may not use the Applied Internal Data in any other way, commercially or otherwise. Unless otherwise notified by Applied, Supplier may store copies of Internal Applied Data on Supplier’s
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networks and information storage systems, provided, such Internal Applied Data is stored either on hardware that is dedicated solely to Applied, or otherwise separated from other information of Supplier, so that the Internal Applied Data is not accessible to individuals except as authorized by this Agreement. If Applied provides Supplier with any recommendations for establishing an interface or other methods of accessing the Internal Applied Data, Supplier assumes all risk in implementing any such recommendation. Supplier acknowledges that the Internal Applied Data may be made available via a software program which, for convenience, may identify Supplier as the “Design Owner” or “Owner” in certain instances, or use other terms which may appear to be inconsistent with the terms of Section 11 (Intellectual Property Rights). Such inconsistent terms will not apply to nor affect the terms of Section 11 of this Agreement.
(c) Consent to Monitoring. Supplier agrees that its access to and use of Internal Applied Data and all acts in connection with Applied’s internal systems are recorded and may be monitored. Supplier expressly consents to such recording and monitoring. If such recording or monitoring reveals possible evidence of criminal activities involving any individual, then Applied may provide such evidence to the appropriate law enforcement organization and take any other appropriate action.
11. Intellectual Property Rights.
(a) “[* *] Rights” means all rights, whether registered or unregistered, arising from or relating to patents, copyrights, confidential information or trade secrets, trademarks, service marks, trade names, mask works, moral rights and other proprietary rights in any jurisdiction in and to all [* *] that are [* *], whether prior to or after the [* *], or as to which [* *]; [* *]. [* *] owns all right, title and interest in [* *] Rights.
(b) “[* *] Rights” means all rights, whether registered or unregistered, arising from or relating to patents, copyrights, confidential information or trade secrets, trade marks, service marks, trade names, mask works, moral rights and other proprietary rights in any jurisdiction in and to all [* *] that [* *], whether prior to or after the [* *], or as to which [* *]. [* *] owns all right, title and interest in [* *] Rights.
(c) Categorization of Items on Attachment 1[* *]. Applied and Supplier acknowledge that Items provided by Supplier pursuant to this GSA may contain, to varying degrees, [* *]. Supplier further acknowledges that [* *]. Applied and Supplier agree that [* *], each Item provided to Applied by Supplier shall be designated as falling into one of the following categories, each of which shall be exclusive of the others: (i) [* *] Items; (ii) [* *] Items; (iii) [* *] Items; and (iv) [* *] Items. This categorization will be documented in a separate column on Attachment 1 to this Agreement. Once the Parties have executed Attachment 1, neither Party may change the categorization of any Item on Attachment 1 without the prior written agreement of the other Party.
(d) Categorization of Items [* *]. If any [* *] Items are to be [* *] which of the four categories shown in 11(c) above apply to the proposed additional Item (“IP Categorization”). The Parties shall [* *]. If [* *] the IP Categorization of an Item, then Supplier shall not manufacture such Item for Applied, and Applied shall not [* *] for such Item. If [* *], the Parties shall document [* *] in writing in the form set forth on Exhibit A attached hereto and incorporated herein (the ‘IP Categorization Agreement’). The Parties will execute the IP Categorization Agreement prior to (A) Applied’s request that [* *] with respect to any Item and (B) Supplier’s decision to [* *] any particular Item. Once the Parties have executed the IP Categorization Agreement, neither Party may change the categorization of such Item without the prior written agreement of the other Party. The Parties shall also document the IP Categorization in an amended Attachment 1 to this Agreement.
(e) [* *] Items. Supplier will have the right to manufacture and sell [* *] Items to Applied and/or [* *].
(f) [* *]Items. Subject to the payment of Royalties to Applied, pursuant to Section 11(j) below, Supplier will have the right to manufacture and sell [* *] Items to [* *]. In the event that [* *]. Supplier has no
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obligation to provide Applied with [* *] if Supplier developed the Modified Item for the exclusive benefit of another customer of Supplier. If Applied elects to [* *] the Parties shall agree in writing to the [* *] and shall categorize the [* *] Item in accordance with Section 11(d) above. Supplier shall pay Applied Royalties for all Modified Items sold directly or indirectly to [* *], after Applied notifies Supplier that it has [* *], [* *] the Modified Items were sold prior to Applied’s [* *] of the Modified Item.
(g) [* *] Items. Supplier shall [* *] Item to [* *]. Supplier’s manufacture or sale of [* *] Items to [* *] is subject to the [* *]. Supplier shall not make [* *] to any [* *] Items [* *]. If Supplier makes any [* *] to any [* *] Items without [* *], then Applied [* *] shall have a [* *]. At Applied’s request, Supplier shall [* *] to Applied the [* *] Item with the [* *] and if Suppler [* *] to make the [* *] Items with the [* *], then Applied shall have [* *]. In any event, Supplier shall not [* *] Items with the [* *] and Supplier shall not [* *].
(h) [* *] Items. Supplier shall [* *] Item to [* *], except as authorized by Section 3(e) of this Agreement, without [* *]. Supplier shall not make any [* *] to any [* *] Items [* *]. If Supplier [* *] Items [* *], then Applied [* *] shall have a [* *]. At Applied’s request, Supplier shall [* *] Items with the [* *] and if Suppler [* *] Items with the [* *], then Applied shall have [* *]. In any event, [* *] Item with the [* *] and Supplier shall not [* *].
(i) Additional Terms. The Parties contemplate that terms and conditions in addition to the terms set forth in this Agreement may apply to Items categorized as either [* *] or [* *] Items. These additional terms and conditions may by way of example, include provisions regarding [* *] and the [* *]. Any additional terms and conditions agreed upon in writing by the Parties will be documented in either an amendment or addendum to this Agreement or in a separate written agreement.
          (j) Royalties for [* *] and [* *] Items.
               i) Payment Effective October 1st, 2005 and for the remainder of the Term, Supplier shall pay a royalty to Applied for each [* *] Item, [* *] Items and [* *] Item sold by Supplier directly or indirectly to [* *] in the amount of [* *], or as set forth in Attachment 1, at the time of the sale for such [* *] Item (the ‘Royalty’ or “Royalties’). Royalties shall be paid within [* *] after the end of each [* *] and shall be computed on the basis of the number of [* *] Items and [* *] Items sold within that [* *]. Supplier shall submit to Applied with each Royalty payment a statement to Applied setting forth in reasonable detail the calculation of the Royalties due, including such information as Applied may reasonably request to permit the verification of the amounts due and payable. Supplier shall pay Royalties to Applied in U.S. dollars by [* *] or other method as Applied specifies from time to time. Supplier shall pay Royalties to the following bank account or other such bank account as Applied specifies from time to time:
Applied Materials, Inc.
Bank Name: [* *]
Address: [* *]
ABA No: [* *] (for domestic wire transfers)
Bank Swift code [* *] (for international wire transfers)
Account No: [* *]
               Any amount that is not paid when due will accrue a late payment fee at an annual interest rate equal to [* *] percent or the highest rate permitted by applicable usury law, whichever is [* *], from the date due until the date paid.
(ii) Royalty Records and Accounting. Supplier shall keep and maintain current, complete, and accurate books and records of each [* *] Item and [* *] Item manufactured or sold by Supplier. At any time and from time to time during the term of this Agreement and for [* *] thereafter, Applied may, at its own expense and upon reasonable advance notice, have its employees or representatives
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audit and inspect the relevant books, records, inventory, agreements, documents, and facilities of Supplier in order to determine whether all Royalties due under this Agreement have been paid, and if not, the amount of the underpayment. Supplier shall not disclose to Applied any documents or information about prices charged for [* *] Items and [* *] Items. Supplier shall cooperate, at its own expense, with Applied and its representatives in connection with any such audit. If any such audit discloses an understatement of Royalties due, Supplier shall pay to Applied within [* *] of such disclosure the deficiency plus a late payment fee as provided in this Section 11(i). If the audit reveals an underpayment of [* *] or more of Royalties payable during the relevant reporting period, then Supplier will pay all expenses incurred by Applied in connection with such audit, in addition to the payment of Royalties, late payment fees and any other remedies Applied may have.
               (iii) Taxes. Supplier will be solely responsible for all taxes, excluding withholding taxes and other taxes based on Applied’s income, imposed by any foreign government or other jurisdictions outside of the United States on any payments to Applied under this Agreement. With respect to withholding taxes, Supplier shall if applicable withhold the amount of tax imposed by any foreign government or other jurisdiction outside of the United States on any payments to Applied under this Agreement, and transmit such amount of withholding tax to the appropriate authority. For any such withholding tax, Supplier shall provide Applied with documentation sufficient to enable Applied to document the payment of such withholding tax for the purpose of justifying a credit or deduction for tax purposes under the law of any nation or tax treaty between nations that may affect Applied.
(k) License to Applied [* *]Marks. Applied does not grant to Supplier any express or implied license or right to Applied IP for any [* *] or [* *] Items, however, Supplier may continue to manufacture and sell to third parties [* *] or [* *] Items as contemplated by subsections (e) and (f) of this Section 11. To the extent that a [* *] or [* *] Item contains [* *] of Applied, then Applied hereby grants to Supplier a [* *] license under such [* *] to make and sell the Item containing those [* *], if Item is an [* *] Item or to [* *], if Item is a [* *] Item. Applied does not grant to Supplier any other license or other right to or under any Applied IP Right for Supplier’s own benefit to use in any other way, commercially or otherwise, or to provide or offer Items or other products or Services to [* *]. Any license provided by Applied in this Agreement may be [* *] and shall expire in any event, [* *], on the expiration or termination of the Agreement. Such license shall not be [* *].
(l) License to Marks. Applied grants to Supplier a non-exclusive, revocable, royalty-free, limited and non-transferable license to affix or install on Items those trademarks, service marks and trade names of Applied’s (collectively, “Marks”) that are specified to be installed or affixed under Applied Specifications for the Items. Such license of Marks is limited, revocable by Applied, shall not be assigned, sublicensed or transferred in any way and shall expire in any event, if not sooner revoked, on the expiration or termination of the Agreement. Use by Supplier of all Marks shall be solely for the benefit of Applied and as directed by Applied. Supplier shall install and affix the Marks solely in accordance with Applied’s specifications, packaging and labeling requirements and any quality requirements for the Marks or Items that Applied may establish. Applied may inspect Supplier’s facilities and examine Items at any time during normal business hours to monitor or evaluate the quality of the Marks affixed to the Item. Applied agrees to use third party inspectors whenever appropriate, provide reasonable notice, and inspect only in areas necessary to monitor or evaluate the quality of Marks affixed to the Items.
(m) Further Assurances. [* *], Supplier will take, and will cause its employees, agents, and Sub-tier Suppliers to take, all actions reasonably requested by Applied, from time to time, to fully vest or perfect [* *] Rights. Such actions shall include providing documents and information useful or necessary to (i) register, apply for or maintain any of [* *] Rights; or (ii) pursue or defend any administrative, court, or other legal proceeding involving any of Applied’s IP Rights. In addition, during the Term, Supplier shall promptly disclose to Applied any of [* *] Rights of which it is aware.
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(n) Agreement with Employees or Others. As to any Supplier employee, agent, Sub-tier Supplier or designated Applied Confidential (collectively, the “Recipients”), Supplier shall ensure that the Recipients have entered into an agreement with Supplier, prior to the Recipient obtaining any Confidential Information, which obligates the Recipient to (i) hold all Applied Confidential Information in confidence and not to use the Applied Confidential Information in any way, except on behalf of Supplier in performing its obligations hereunder for the benefit of Applied and otherwise protect the Applied Confidential Information upon substantially similar terms to those set forth in Section 9 and (ii) assign to Applied all right, title and interest in and to [* *] Rights and provide for direct enforcement by Applied regarding Applied Confidential Information. Supplier will provide Applied with copies of such agreements upon Applied’s request.
(o) [* *] Agreement for Vital Items. “Vital Item” means an Item that, at any time, Applied is not able to replace with a reasonably practicable commercial alternative within [* *] of Applied desiring to do so. Any Item identified as a Vital Item will be so designated on Attachment 1. Upon the designation of a Vital Item Applied and Supplier agree to [* *], which may be in the form set forth in [* *], covering a Vital Item.
12. Warranty.
(a) Supplier Warranty: Supplier represents and warrants that for the period of time [* *] from the date of delivery to Applied, or as set forth in Attachment 1, or such other period of time as may be mutually agreed upon in writing between Applied and Supplier, the Items (i) will be free from defects in workmanship, material, and manufacture; (ii) will comply with the requirements of this Agreement, including all Applied Specifications and manufacturing work instructions; and (iii) will be of merchantable quality and fit and suitable for the purpose intended by Applied. Supplier further represents and warrants that (A) the Items will consist of new (not used or recycled) material, and (B) Applied shall acquire good and marketable title to the Items, free and clear of all liens, claims and encumbrances. Further, to the extent that the design of an Item is Supplier’s responsibility, Supplier represents and warrants that such design will be free from defects. In determining whether an Item is [* *], an Item must be [* *]. In determining whether an Item is [* *], such warranty shall extend to [* *], employed in processes (a) that are [* *], or (b) that are [* *] as an intended use. Supplier’s warranties do not extend to defects, failure or malfunction of an Item to the extent such failure, defect or malfunction (a) results from [* *] by Supplier [* *], provided that this exclusion shall not alter or limit [* *]; (b) is caused by [* *] of the Item that is not in accordance with any written instructions accompanying the Item.
(b) Services. Supplier represents and warrants that for the period of time as defined in Attachment 1, or such other period of time as may be mutually agreed upon in writing between Applied and Supplier, Services performed in connection with this Agreement will be performed in a competent, professional and workmanlike manner, free from defects, and in accordance with the best professional practices in the industry.
(c) Free from Infringement. Supplier represents and warrants that the manufacture, and sale of the Items, shall not give rise to, nor be subject to, any claim or liability for infringement of any intellectual property rights, including any patent, copyright, trademark, trade secrets, moral rights, confidential information or any other proprietary or intellectual property rights, of any third party.
(d) Miscellaneous Warranty Items. From time to time Applied may designate certain Third Parties, including its customers, to directly avail itself of Applied’s rights under this Section. Applied may assign and transfer, in whole or in part, the rights provided by Supplier to Applied under this Section to any of Applied’s customers or any subsequent purchaser of the Items. The warranties set forth in this Agreement will survive any delivery, inspection, acceptance or payment by Applied. [* *].
(e) Remedies. If an Item does not meet the warranty requirements set forth in this Agreement, Applied may (i) [* *] or (ii) [* *]; or (iii) [* *]. Except as otherwise agreed in writing by the Parties, Applied will
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[* *] unless Supplier is unable to [* *]. If Applied elects to [* *], then Applied agrees that the cost differential for which the Supplier will be liable, [* *]. In addition, Applied may cancel the balance of the undelivered, defective or nonconforming Items [* *]. As to any Item that is repaired, replaced or corrected under this Section, Supplier’s warranty shall continue to apply to such Item for (A) the full remaining balance of the original term applicable to such Item or (B) [* *] from the date such repaired, replaced or corrected Item is received and accepted by Applied, whichever period of time is greater. Upon request from Applied, Supplier shall provide pre-approved returned material authorization (“RMA(s)”) to facilitate return of Items. Applied may notify Supplier of defects and nonconformances and communicate its elected remedy by delivery of notice or in accordance with the Discrepant Material Report (“DMR”) and closed-loop corrective action processes as set forth in Supplier Corrective Action Request located on the Applied Web Site.
(f) Extended Warranty; Epidemic Failure. Without limiting Applied’s rights as specified elsewhere in this Section 12, if a specific Item is discovered to be defective or nonconforming at a rate of over [* *] in any period of [* *] (with the numerator being [* *], and the denominator being [* *]), then, [* *], Supplier will extend the warranty period for all such Items still under warranty for no less than an additional [* *] from the date on which the warranty for the Item would otherwise expire.
(g) Timing. If Supplier receives notice that an Item is defective or non-confirming, then Supplier will use the most expeditious manner possible to effect the action specified by Applied, including the use of overnight delivery services for shipment of Items to and from Applied. For any Item for which a repair or replacement timeline is identified in Attachment 1, Supplier will repair or replace such Item within such timeline. In all events, however, as to any Items that Applied identifies as “production” or that are delivered by Supplier for the purposes of production, Supplier will [* *] the defective or non-conforming Item as [* *] with a [* *] turn around of [* *] from receipt of Applied’s request.
(h) Costs. Applied shall be responsible for the cost of freight, customs and other fees related to returning defective or non-conforming Items to Supplier’s field office or headquarters. Supplier shall be solely responsible for their costs, fees and expenses in connection with fulfilling its obligations under this Section, including labor for inspection, troubleshooting, repair, testing, packaging, and freight, customs and other fees related to returning the Item to its origin.
13. Supplier Refurbishment Services. “Refurbishment Services” means services (i) to correct or repair any defect or non-conformance to an Item (that is not covered by Section 12); and (ii) to retrofit an Item such that it complies with the most current released Specification for a newly manufactured version of the Item, regardless of whether the Item is within its warranty period. Upon Applied’s request for Refurbishment Services, Supplier and Applied shall negotiate in good faith to enter into an arrangement governing the Refurbishment Services in the form of (A) an Attachment or (B) a separate agreement on substantially similar terms and conditions as set forth in the then current Supplemental Flat Rate Repair Agreement (“Refurbishment Agreement”) located on the Applied Web Site. If no pricing for Refurbishment Services is established for an Item under a Refurbishment Agreement or otherwise, Supplier agrees to [* *] charges by product for Refurbishment Services for Items no longer under warranty.
14. Supplier Performance Plan. Supplier will continue to participate in and support Applied’s Quality [* *] (“[* *]”) program, including any successor program. If for any reason, Supplier is no longer participating in Applied’s [* *] or successor program, Applied and Supplier will jointly develop a supplier performance plan in the form set forth in Supplier Performance Plan located on the Applied Web Site. Supplier agrees to self monitor its performance, at both corporate and operational site level, against the performance targets established in the Supplier Performance Plan. At least once a month, Supplier will submit to Applied its actual performance against performance targets in the Supplier Performance Plan.
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15. Manufacturing Requirements.
(a) First Article Inspections. Applied and Supplier shall perform inspections in compliance with the requirements set forth in Supplier First Article Requirements located on the Applied Web Site for those Items designated by Applied (“First Articles”). Supplier shall provide all documentation necessary for Applied to inspect a First Article.
(b) Design and Process Change Communication. After Applied has approved the First Article, Supplier shall not make any change to the design (firmware, hardware or software) of the Item that may alter the Specifications or the form, fit, function [* *] of parts without first submitting a Supplier Problem Sheet (SPS) in the form set forth on the Applied Web Site. Supplier will not make changes to the manufacturing process of such Items without first submitting a Supplier Notification Form (SNF) in the form set forth on the Applied Web Site.
(c) Other Changes and Equitable Adjustments. Applied may, upon notice to Supplier, submit Engineering Change Orders (“ECOs”) or request other changes within the scope of the Agreement with respect to any of the following: (i) Specifications; (ii) the place and date of delivery of Items; or (iii) the place, date and manner of inspection or acceptance of Items. Supplier agrees that it will use reasonable efforts to accommodate such requests in a timely and cost effective manner. If any request for such changes causes an increase or decrease in the cost of or time required for performance of the Agreement, Applied will consider an equitable adjustment in the Contract Price or delivery schedule, or both, and the Agreement shall be modified in writing accordingly. If Applied and Supplier are unable to agree upon an equitable adjustment, then Applied may [* *]. No claim by Supplier for adjustment under this subsection shall be valid unless in writing and received by Applied within [* *] from the date of Supplier’s receipt of the notice of such change; provided, however, that such period may be extended upon the written approval of Applied. Supplier’s expectations and responsibilities associated with the ECO Process Requirements are set forth on the Applied Web Site.
(d) Quality Requirements. Supplier shall comply with Applied’s quality requirements set forth in Supplier Quality Requirements located on the Applied Web Site.
(e) Ozone Depleting Chemical. Supplier will not deliver any Items manufactured with or containing Class I ODCs, as defined under Section 602 of the Federal Clean Air Act (42 USC Section 7671a). Supplier will certify to Applied that each shipment of Items does not contain any Class I ODCs.
(f) Safety Notices. In addition to any of Supplier’s obligations under this Agreement or imposed by law, Supplier will immediately notify Applied of any known or suspected safety issues related to an Item (including component or material issues). Such notification shall be provided as follows: if the safety issue relates to the design of an Item, notification shall be provided by submitting a completed Supplier Problem Sheet (SPS); for all other issues, notification shall be provided by submitting a completed Supplier Notification Form (SNF).
     16. Management of Inventory.
(a) [* *] Inventory. “[* *] Inventory” or “[* *]” means a program whereby the Parties agree that [* *] will stock and maintain certain Items at specified locations, [* *], the Items until such Items are [* *] in accordance with the terms and conditions of such program. In the event Applied designates certain Items to be included within the [* *] program and Supplier agrees to such designation (“[* *] Items”) by reporting a [* *] “Target Inventory” quantity for that Item in an authorized inventory planning and collaboration tool provided to Supplier by Applied (or otherwise providing Supplier with written or electronic notice of such designation), Supplier agrees to manufacture [* *] such [* *] Items in accordance with: (i) any authorized inventory planning and collaboration tool provided to Supplier by
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Applied; and/or (ii) if requested by Applied a separate [* *] agreement between Applied and Supplier in form [* *].
(b) Forecasts. Applied will periodically issue to Supplier rolling forecasts looking forward nine (9) to twelve (12) months setting forth projected demand for Items, whether by specific divisions or otherwise (“Applied Forecasts”) with routine updates, anticipated to be no less than once per week. Applied Forecasts are intended for planning purposes only and shall not constitute a binding purchase commitment of Applied.
(c) Inventory Levels and Tracking Requirements. Unless otherwise designated in Attachment 1 [* *], Supplier will maintain the “Target Inventory” quantity, if any, of each [* *] Item as specified in an authorized inventory planning and collaboration tool provided to Supplier by Applied from time to time. All [* *] Items manufactured by Supplier to meet a current Target Inventory quantity shall be considered “[* *] Inventory” under this Agreement. When Supplier is creating inventory levels to satisfy a required Target Inventory level of [* *] Inventory, any reduction in quantity of Items that were ordered pursuant to an Authorized Demand Signal or any Authorized Demand Signal that is later cancelled by Applied shall be returned to Supplier’s inventory and Supplier will adjust its inventory levels accordingly. Supplier shall monitor and report its work-in-process and [* *] Item count to Applied for all [* *] Inventory.
(d) Claim for [* *] Items. If Applied has not taken delivery of any unit of a [* *] Item in [* *] Inventory within [* *] from the date of Applied’s last receipt of any such unit, Supplier may then submit a claim for reimbursement for such [* *] Items to Applied within [* *] from the end of such [* *] period. Supplier’s failure to submit such a claim within this [* *] period shall constitute waiver of any claim for reimbursement for such [* *] Items and Applied shall be released from all liability relating to such [* *] Item.
(e) Claim for [* *] Items. A [* *] Item in [* *] Inventory will be considered an “[* *] Item” when Applied provides notice to Supplier that such [* *] Item is an “[* *] Item.” If Supplier desires to submit a claim for costs associated with [* *] Items, then Supplier shall submit a claim for such [* *] Item(s) within [* *] from the date on which Applied notifies Supplier that the [* *] Item(s) are [* *] Items. Supplier’s failure to submit such a claim within this [* *] period shall constitute a waiver of any claim for reimbursement for such [* *] Items and Applied shall be released from all liability relating to such [* *] Items.
(f) Scope of Claim. Applied will not be liable for [* *] Inventory other than as described in this Section 16. In addition, no claim for [* *] payment for [* *] Inventory shall be made in the following situations: (i) any termination by Applied pursuant to Section 21(a) (Termination for Default); (ii) if Supplier has [* *]; (iii) Supplier errors in production; (iv) if Supplier has been paid for such Items previously or has made a claim for reimbursement or payment for such Items previously; or (v) if such Items are “Commercial Off-the-Shelf Items” meaning Items that are standard or stock items in the industry in contrast to Items that have been manufactured to build-to-print specifications of Applied or its customer, except to the extent that Supplier [* *] such [* *] Items to [* *] and such Item is identified as such an “[* *] Item” on Attachment 1.
(g) Claim Process. Any claim made under this Section will be addressed based on [* *]. Supplier is responsible for [* *] Items [* *] Inventory [* *] and otherwise making all efforts to mitigate the cost to Applied in any such claim. Any claim shall be supported by reasonable evidence including a detailed listing of the relevant [* *] Item [* *], as well as a detailed description of Supplier’s efforts to mitigate the costs to Applied. Supplier’s claim will be based solely on costs incurred as a result of Applied’s actions or obsolescence. No [* *] cost will be considered in calculating such claims. Applied reserves the right to physically audit the inventory levels identified in the claim. Such audit shall be conducted in accordance with Section 19(e).
(h) Disposal of [* *]and [* *]Items. Supplier agrees to physically dispose of all [* *] and [* *] Items as directed in writing by Applied. [* *] and [* *] Items that are to be delivered to Applied’s facilities must be delivered in accordance with the requirements of this Agreement and/or any supplemental instructions
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provided by Applied. In lieu of delivery to Applied, Applied may require that Supplier destroy or otherwise scrap the [* *] and [* *] Items so that they are [* *], and Supplier shall comply with this requirement in accordance with Applied’s instructions and provide Applied with an original certification of [* *] in the form of Certificate of Destruction located on the Applied Web Site.
17. Management of Sub-tier Suppliers.
(a) Sub-tier Suppliers. After Applied has approved of the First Article of an Item, Supplier shall not subcontract with a new or different Sub-tier Supplier as to such Item, without the prior written approval of Applied. Supplier agrees to use best efforts to inform Applied of any process or Sub-tier Supplier changes related to Items (including, for example, obsolescence of components or any changes in the manufacturing process of a Sub-tier Supplier) at least [* *] prior to the date the Supplier is contemplating the implementation of the change, and further agrees that any such notice will not be less than [* *] days. Supplier shall inform Applied by following the notification processes set forth in the Supplier Notification Form (SNF) located on the Applied Web Site.
(b) Sub-tier Supplier’s Obligations to Applied. Supplier will communicate to all Sub-tier Suppliers their obligation to comply with all Specifications, quality and other technical requirements that may be necessary in order for the Sub-tier Supplier to deliver conforming Items, or any portion thereof, to the Supplier for the benefit of Applied. Supplier hereby assigns and transfers to Applied all warranties provided to Supplier with respect to the Items, or any portion thereof, and represents and warrants that such warranties are fully assignable to Applied and by Applied to its customers or subsequent purchasers of the Items.
(c) Mandated Sub-tier Suppliers. “Special Process” means a process that includes, but is not limited to, causing a metallurgical change to the base material such as heat treating, forging or hardening processes; joining materials by welding, brazing, or other bonding process; or providing a coating or surface treatment such as cleaning, electro-polishing, plating, painting, or anodizing. As to any Item(s) which require a Special Process, Supplier must use one or more of the suppliers and otherwise follow the requirements identified in the Applied Materials Special Process Supplier Approval List located on the Applied Web Site.
18. Product and Training Support.
(a) Supplier Response. Supplier will provide technical [* *] support services to Applied, seven (7) days a week, 24 hours a day, at no additional charge. Supplier agrees to provide an initial response (via telephone or electronically) to any inquiry from Applied within [* *]. If Supplier is requested by Applied to provide an in-depth failure analysis of Item failures occurring at an Applied facility or customer location, Supplier agrees to provide timely analysis and feedback to Applied.
(b) On-Site Support Requirements. As determined by Applied, Supplier may be asked to provide appropriate or necessary personnel to support on-site operations at Applied’s facilities or at the premises of a customer of Applied. [* *], such support will be provided [* *] for Items within the Supplier’s warranty period as noted in Attachment 1. Upon Applied’s prior written approval, Applied agrees to [* *], and for Supplier’s Items which are outside of their warranty period [* *]. As to any of Supplier’s personnel who are assigned to Applied’s facilities, Supplier shall require, to the extent legally allowable, such personnel to execute an On-site Representative Agreement in substantially the form set forth on the Applied Web Site.
(c) Training Support. Upon Applied’s request, Supplier shall provide repair, maintenance and trouble-shooting training and related documentation for the Items to Applied representatives. The Parties will
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mutually agree on the Items to be included in the training and the specific content and level of training to be provided. If no such training program exists, upon Applied’s request, Supplier shall develop and provide a training program in conjunction with Applied’s Global Technical Training Institute or its successor entity. Training provided to Applied’s Global Technical Training Institute shall be conducted at Applied’s Santa Clara or Austin offices [* *]. If training outside the U.S. is deemed necessary by Applied’s regional representatives, the Parties agree to [* *].
19. Electronic Communication and Documentation.
(a) General. The Parties acknowledge that they are relying upon electronic means, in addition to email and facsimile transmissions, to exchange Authorized Demand Signals and other delivery and order information. Supplier agrees to communicate with Applied using the standards designated by Applied. To the extent communication through electronic means is inaccessible or made otherwise unavailable due to technical difficulties or due to the effect of any law or regulation governing electronic transactions, the Parties agree (i) that any delivery or order information received electronically prior to the date of such inaccessibility or unavailability will remain valid; and (ii) to conduct, to the extent possible, their transactions by other than electronic means.
(b) Documentation Format Requirements. With each First Article delivered hereunder, Supplier shall provide to Applied one (1) set of electronic files of product maintenance and support documentation for such Item in accordance with the Supplier First Article Requirements located on the Applied Web Site. Electronic files shall be source files in either Adobe® “Framemaker”, or Microsoft® “Word”, or other mutually agreed upon format. If such documentation is not a part of [* *] Rights, then Applied shall have the right to use, copy, display, modify, reproduce and distribute such documentation as Applied deems necessary to support the Items. Applied may post, or require Supplier to post, such documentation on a Web-based tool accessible by Applied and its customers.
(c) Field Support Requirements. Supplier agrees that Applied may provide technical assistance, product maintenance and service to Applied’s customers relating to Items and that the provision of any such services by Applied shall not invalidate or relieve Supplier of its obligations, including warranty obligations, under this Agreement. However, in the event that Applied [* *], and such [* *] cause [* *] to the Item, the remedy for [* *].
(d) Applied Unique Prototype Items or Subassemblies Documentation. Upon Applied’s request, Supplier shall provide to Applied all [* *], which are manufactured, purchased, or produced for Applied [* *].
(e) Financial Statements and Right to Audit. Upon Applied’s request, Supplier will provide Applied with financial statements of Supplier prepared on the basis of U.S. generally accepted accounting principles (“GAAP”), consistently applied, and other financial information relating to Supplier’s business and operations as Applied may reasonably request but only to the extent that Supplier, as a publicly held company, either has an obligation to make this information publicly available or is legally permitted to make this information available on a selective disclosure basis. At any time during the Term and for [* *] thereafter, an auditor designated by Applied and reasonably acceptable to Supplier shall have the right, at Applied’s expense and upon reasonable notice, to conduct audits of all of the relevant books, records, inventory, agreements, data connections, and other documents of Supplier in order to verify and determine (i) the accuracy of any financial statements delivered by Supplier to Applied pursuant to this Agreement; (ii) whether all amounts charged by Supplier comply with this Agreement; and (iii) whether Supplier is otherwise in compliance with its duties and obligations under this Agreement. Supplier shall provide, at its expense, reasonable assistance necessary to enable the auditors to conduct such audit. All information reviewed by such auditors and the work papers of such auditors shall be covered by a mutually agreeable non-disclosure agreement and the auditors shall disclose to Applied only the results of such audit. Any amounts charged by Supplier in excess of what is allowable under this Agreement shall be adjusted and reimbursed to Applied within [* *] of discovery. If the required adjustment exceeds [* *]
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of the amount originally charged, then Supplier will pay the [* *] expenses associated with such audit in addition to the adjustments due.
20. Continuity of Supply.
(a) Supplier Manufacturing Flexibility Requirements. Supplier shall perform regular capacity planning to demonstrate upside/downside manufacturing flexibility in accordance with changes in demand volume from Applied. Supplier capacity planning must account for a minimum of (i) human resources and associated training requirements; (ii) equipment; (iii) facilities; (iv) special process supplier requirements; (v) supply chain management; and (vi) information technology requirements. Supplier shall be capable of demonstrating capacity flexibility in accordance with the table below, provided that the total increase over any [* *] period does not exceed [* *]% of the lowest level during that period.

Manufacturing Run Rate	<[* *] weeks	<[* *] weeks	<[* *] days	< [* *] days	<[* *] days
Capacity +/-	[* *]%	[* *]%	[* *]%	[* *]%	[* *]%

(b) Performance Constraints. Supplier is responsible for anticipating and promptly notifying Applied of (i) any inability on its part or its Sub-tier’s part to perform their respective obligations under this Agreement; and (ii) any breach of a provision of this Agreement.
(c) Disaster Recovery Plan. Upon Applied’s request, Supplier shall provide to Applied reasonable information describing its disaster recovery plan that includes (i) emergency back-up capacity; (ii) escrow of information required in connection with Vital Items pursuant to Section 11(g); and (iii) appropriate record protection and recovery.
(d) Tooling. For [* *] after the Term, upon Applied’s request, Supplier agrees to itemize and/or sell to Applied any tooling that is built or procured by Supplier that is unique to the Items and/or relevant to the manufacture, testing or maintenance of Items. The purchase price of such tooling shall be at the fair market value. If Applied provides notice of its election to purchase such tooling, upon Applied’s payment, title shall transfer to Applied. If at any time Supplier receives tooling furnished by or purchased from or by Applied, Supplier shall comply with the Applied Tooling Requirements located on the Applied Web Site.
(e) Wind Down. In the event of, or in preparation for, the expiration or a termination of the Agreement for any reason, Supplier shall use commercially reasonable efforts to transfer, or cooperate fully with Applied to enable Applied to transfer, the performance of Supplier’s obligations under the Agreement to Applied or a third party supplier designated by Applied, in a manner that (i) minimizes the time to complete such transfer; (ii) maintains the highest quality and performance to ensure the adequate supply of Items; and (iii) causes no disruption to Applied’s customers’ requirements.
(f) Availability Assurance. Supplier agrees to maintain capabilities necessary to provide technical and service support to Applied and/or its designated third party as to any Item for a minimum of ten (10) years from the date of final shipment of an Item to Applied. Alternatively, the Parties may agree to establish a product support period of [* *], provided Supplier agrees to grant to Applied [* *] a [* *] license under [* *] Rights to make, have made, use, sell and support the Items, [* *].
21. Termination.
(a) Termination for Default. Applied may terminate this Agreement, including any Authorized Demand Signal, in whole or in part, effective upon delivery of notice to Supplier, if (i) Supplier fails to deliver Items in accordance with the terms of this Agreement, including specified delivery times, Item requirements or other
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Specifications; (ii) Supplier breaches any other provision of this Agreement; (iii) Supplier anticipatorily repudiates any material provision of this Agreement; or (iv) Supplier becomes insolvent, files a petition for relief under any bankruptcy, insolvency or similar law, makes an assignment for the benefit of its creditors, or takes any action for (or in anticipation of) any of the foregoing. Upon any termination pursuant to this Section, Supplier shall: (1) continue to supply any portion of the Items for which this Agreement is not cancelled; (2) be liable for additional costs, if any, incurred by Applied for the purchase of similar goods and Services to cover such default; and (3) at Applied’s request, transfer title and deliver to Applied: (a) any completed Items, (b) any partially completed Items, and (c) all unique materials and tooling subject or relating to the termination, at which time Applied will be liable to Supplier for the fair market value of all such Items, material and tooling so transferred (excluding such material or tooling provided to Supplier by Applied). Termination of the Agreement under this Section 21(a) shall constitute “cancellation” under the Uniform Commercial Code as adopted in California.
(b) Termination for Convenience.
      (i) Applied may terminate the Agreement, including any Authorized Demand Signal, in whole or in part, at any time for Applied’s convenience by giving Supplier notice which shall state the extent of the termination and the conduct required of Supplier in connection therewith. Such a cancellation may be for reasons including a reduction in the quantity of an Item ordered under an Authorized Demand Signal. Supplier will use commercially reasonable efforts to mitigate any damages incurred in connection with such termination. Within [* *] from the date on which Supplier receives such notice, Supplier shall [* *]. In no event will [* *] include any [* *].
      (ii) Failure by Supplier to deliver such [* *] within this shall constitute a waiver by Supplier of [* *] and a release of all Applied’s liability arising out of such termination.
      (iii) If Applied does not agree with [* *], Applied and Supplier will [* *]. If Applied and Supplier [* *] after receipt by Applied of the [* *] from Supplier, then the [* *] will be conclusively presumed to be the [* *] (provided that [* *]): (i) the [* *] for all Items delivered to Applied pursuant to an Authorized Demand Signal prior to the date of Applied’s termination; (ii) the [* *] prior to the date of termination, provided such Items are promptly [* *]; (iii) the [* *] relating to Items ordered pursuant to an Authorized Demand Signal, [* *] Commercial-Off-The-Shelf components either manufactured or procured by Supplier which Supplier can either [* *] or [* *] which are properly allocable or apportionable under GAAP to the terminated portion of the Agreement, and an amount [* *]; and (iv) the [* *]. Applied’s obligation to pay costs pursuant to clauses (iii) and (iv) above shall be subject to Supplier’s obligation to use commercially reasonable efforts to mitigate any such costs.
      (iv) This Section 21(b) sets forth Supplier’s sole remedies, and Applied’s entire liability to Supplier, in the event of a termination by Applied for convenience, excluding any termination or cancellation of a [* *] Item, for which Supplier’s sole remedy and Applied’s entire liability is as set forth in Section 16.
(c) Post Termination Consequences. On the date of termination or expiration of the Agreement for any reason, Supplier shall (i) stop work being performed by Supplier pursuant to the Agreement, (ii) cancel orders for parts and/or materials with Supplier’s Sub-tier Suppliers and cease ordering any such parts and/or materials, (iii) cancel work being performed by Supplier’s Sub-tier Suppliers, (iv) at Applied’s request, assign to Applied Supplier’s interests in contracts with Supplier’s Sub-tier Suppliers, (v) furnish Applied with release of claims from Supplier’s Sub-tier Supplier resulting from orders and/or work canceled by Supplier to the extent that such release of claims forms can be secured by Supplier through the exercise of commercially reasonable efforts, (vi) protect all property in which Applied has or may acquire an interest, (vii) fully cooperate with Applied to minimize any adverse effect on Applied or its customers, and (viii) perform those other obligations set forth in this Agreement upon the termination or expiration of this Agreement.
22. Disclaimer and Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, UNDER ANY EQUITY, COMMON LAW, TORT, CONTRACT, ESTOPPEL, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, FOR ANY (A) SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR (B) DAMAGES RESULTING FROM LOSS OF SALE, BUSINESS, PROFITS, DATA, OPPORTUNITY OR GOODWILL, EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF THE PARTIES HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING DAMAGES. NOTWITHSTANDING THE FOREGOING, THIS SECTION 22 SHALL NOT APPLY TO OR OTHERWISE LIMIT INCIDENTIAL DAMAGES CAUSED BY SUPPLIER OR DAMAGES ARISING OUT OF OR RELATED TO (i) SUPPLIER’S BREACH OF SECTION 9 (CONFIDENTIALITY AND PROHIBITED ACTIVITIES, (ii) A BREACH BY EITHER APPLIED OR SUPPLIER OF SECTION 11 (INTELLECTUAL PROPERTY RIGHTS), (iii) THE FRAUD OR WILLFUL MISCONDUCT OF APPLIED OR SUPPLIER, (iv) SUPPLIER’S OBLIGATIONS UNDER SECTION 23 (INDEMNITY) TO THE EXTENT THE INDEMNIFIED LIABILITIES (AS DEFINED THEREIN) ARISE FROM OR RELATE TO A CLAIM, DEMAND, SUIT, ACTION OR PROCEEDING BROUGHT OR THREATENED TO BE BROUGHT AGAINST APPLIED BY SUPPLIER OR A THIRD PARTY, OR (v) PERSONAL INJURY OR PROPERTY DAMAGE.
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23. Indemnity by Supplier.
(a) Supplier shall defend, indemnify and hold harmless Applied from and against any and all claims, demands, suits, actions, losses, penalties, damages (whether actual, punitive, consequential or otherwise), authorized settlements, and all other liabilities and associated costs and expenses, including attorney’s fees, expert’s fees, costs of investigation and other costs of litigation (all of the foregoing being collectively called “Indemnified Liabilities”), arising out of or relating to (i) Supplier’s breach of any provision of the Agreement; (ii) any negligent, grossly negligent or intentional acts, errors or omissions by Supplier, its employees, officers, agents or representatives; or (iii) strict liability or products liability with respect to or in connection with the Items; (iv) any claim by a Sub-tier Supplier against Applied; or (v) the actual or alleged infringement or misappropriation of patent, copyright, trademark, trade secret rights, confidential information, proprietary rights, or other rights of a third party, except to the extent that the infringement or misappropriation was unavoidably caused by Supplier’s compliance with a detailed design furnished and required by Applied. THE INDEMNITY BY SUPPLIER IN FAVOR OF APPLIED SHALL EXTEND TO APPLIED, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES AND SHALL INCLUDE, AND IS INTENDED TO INCLUDE, INDEMNIFIED LIABILITIES WHICH ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION TO BE THE RESULT OF ACTS OR OMISSIONS OF SUPPLIER AS A JOINT TORTFEASOR. IF SUPPLIER IS LIABLE ONLY AS A JOINT TORTFEASOR, THEN SUPPLIER’S LIABILITY SHALL NOT EXTEND TO THAT PORTION OF LIABILITY DETERMINED BY THE COURT TO BE THE RESULT OF ACTS OR OMISSIONS OF APPLIED. The indemnity of Supplier as to Indemnified Liabilities under clauses (ii) (iii) and (iv) above, shall not extend to liabilities and damages that are caused by the sole negligence of Applied, and as to Indemnified Liabilities under clause (v), shall not extend to liabilities and damages that are caused as described in the “except to the extent” term of such clause (v). In addition to Supplier’s obligations as to Indemnified Liabilities that arise under clause (v), Supplier shall, at Applied’s option (1) procure for Applied and its customers the right to continue to use, sell and resale any affected Item, (2) with respect to a claim for infringement, modify the affected Item so that it is no longer infringing, or (3) replace any affected Item with a non-infringing good or Service comparable to the affected Item. If none of these alternatives are possible, Applied shall have the right to return or destroy, at Applied’s option, any affected Items for a full refund of the purchase price, plus applicable transportation costs.
(b) In the event of any such Indemnified Liabilities, Applied shall (i) promptly notify Supplier; (ii) at Supplier’s expense, reasonably cooperate with Supplier in the defense of such claim; and (iii) not settle any such Indemnified Liabilities without Supplier’s written consent, which shall not be unreasonably withheld or delayed. Supplier shall keep Applied informed at all times as to the status of Supplier’s efforts and consult with Applied and/or its counsel regarding such efforts. Supplier shall not settle any such claim without the prior written consent of Applied, which shall not be unreasonably withheld or delayed.
24. Import and Export Requirements.
(a) General. Supplier shall comply with all applicable export control laws or regulations promulgated and administered by the laws of the United States or the government of any other country with jurisdiction over the Parties or the transactions contemplated by this Agreement (“Export Laws”) including the obligation that Supplier shall not export, re-export or otherwise disclose, directly or indirectly, Items or technical data received from Applied or the direct product of such technical data or Items to any person or destination when such export, re-export or disclosure is in violation of Export Laws. Supplier will provide Applied with any and all information that may be required to comply with Export Laws, including applicable “Export Control Classification Numbers,” documentation substantiating U.S. and foreign regulatory approvals for the Items, and information required by Customs
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officials to substantiate the value of imported Items including any adjustments in valuation attributable to “assists” as defined by U.S. Customs regulations. All required export and import information shall be sent to the attention of: Manager, Customs Compliance, Applied Materials, 2881 Scott Blvd., M/S 2041, Santa Clara, CA 95050; or any agent so designated by Applied.
(b) Country of Manufacture. Items shall be marked with the country of origin as required by Export Laws. Supplier shall provide Applied with a written statement identifying for each Item delivered the (i) Applied part number and (ii) the country of manufacture. This data shall be provided to Applied upon Applied’s request and in any event, within fifteen (15) days after each month end. If Supplier is a U.S. manufacturer of any Item supplied to Applied, as defined by U.S. Customs regulations, Supplier shall, on an annual basis and in accordance with Applied’s written instructions, provide Applied with a signed manufacturer’s affidavit.
(c) Duty Drawback. Supplier will provide Applied or its agent with U.S. Customs entry data and information that Applied determines is necessary for Applied to qualify for duty drawback. Such data shall include information and receipts for duties paid, directly or indirectly, on all Items which are either imported or contain imported parts or components. Information related to serial numbers, unique part numbers, lot numbers and any other data which will assist Applied in identifying imported Items sold to Applied shall also be provided. At the time of delivery of the Items, but in no event later than thirty (30) days after each calendar quarter, Supplier will provide said documents accompanied by a completed Certificate of Delivery of Imported Merchandise or Certificate of Manufacture and Delivery of Imported Merchandise (Customs Form 331) as promulgated pursuant to 19 CFR 191, or successor regulations.
25. Insurance.
Supplier shall maintain (i) comprehensive general liability insurance covering bodily injury, property damage, contractual liability, products liability and completed operations; (ii) Worker’s Compensation and employer’s liability insurance; and (iii) auto insurance, all in such amounts as are necessary to insure against the risks to Supplier’s operations, but in no event less than the following minimum amounts:

Insurance	Minimum Limits of Liability
Worker’s Compensation	Statutory
Employer’s Liability	$1,000,000
Automobile Liability	$1,000,000 per occurrence
Comprehensive General Liability
(Including Products Liability)	$1,000,000 per occurrence

Umbrella/Excess Liability	$1,000,000 per occurrence
All policies must be primary and non-contributing and shall include Applied as an additional insured. Supplier also waives all rights of subrogation. Supplier will require and verify that each of its Sub-tier Suppliers carries at least the same insurance coverage and minimum limits of insurance, as Supplier is required to carry pursuant to the Agreement. Supplier shall notify Applied at least thirty (30) days prior to the cancellation or implementation of any material change in the foregoing policy coverage that would affect Applied’s interests. Upon request, Supplier shall furnish to Applied as evidence of insurance a certificate of insurance stating that the coverage will not be canceled or materially altered without thirty (30) days prior notice to Applied.
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26. Miscellaneous.
(a) Assignment. This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective permitted assigns. Supplier shall not assign or otherwise transfer this Agreement or any of Supplier’s rights or obligations hereunder, in any manner, including by way of merger, exchange or combination, or sale of all or substantially all of its assets or the assets of any line of business involved in Supplier’s performance of this Agreement (each a “Change in Control”), or otherwise, without the prior written consent of Applied. Applied may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder, in whole or part, at any time.
(b) Change of Control. Supplier will notify Applied immediately if they become aware of the acquisition by any person of [* *].
(c) Waiver. If either Party fails to insist on performance of any term or condition, or fails to exercise any right or privilege hereunder, such failure shall not constitute a waiver of such term, condition, right or privilege.
(d) Survival of Obligations. Termination or expiration of this Agreement will not relieve either Party of its obligations under Sections 8(c), 9, 11(a) — (i),(m — n), 12, 19, 20(d) — (f), 21 — 24, 26(c) — (e), (g), (i) — (k), (n), (o), (q), (r), (s) nor will termination or expiration relieve the Parties from any liability arising prior to the date of termination or expiration.
(e) Severability. Any provision of this Agreement that is held unenforceable or invalid for any reason by a court of competent jurisdiction shall be severed from this Agreement, and the remainder of the Agreement shall continue in effect; provided, that such unenforceable or invalid provision shall be given effect to the maximum extent then permitted by law.
(f) General Compliance with Laws and EEO Regulations. Supplier represents, warrants and agrees that (i) Supplier’s execution, delivery and performance of this Agreement will not conflict with or violate any applicable law, rule, regulation, order, decree, or ordinance; and (ii) Supplier shall comply with the requirements of 41 CFR §§ 60-1.4(a) —250.5(a), and —741.5(a), if applicable, relating to equal opportunity clauses pertaining to government contracts.
(g) Compliance with Securities Laws. The Parties agree that certain of the Confidential Information, including new product plans and Internal Applied Data, as well as certain Supplier confidential information which may be disclosed to Applied by Supplier pursuant to any separate non disclosure Agreement (‘Supplier Confidential Information’) may be “material, nonpublic information” for purposes of federal or state securities laws, the awareness of which prohibits either Party and its employees, contractors, representatives and agents from (i) buying or selling the other Party’s securities (stock, options, etc.) (i.e., “insider trading”) and (ii) passing Confidential Information and/or Supplier Confidential Information on to anyone who may buy or sell the other Party’s securities (i.e., “tipping”), until after the information has been disclosed to the public and absorbed by the market. Without limiting any of either Party’s other obligations under this Agreement, both Parties will comply with all federal and state securities laws prohibiting insider trading and tipping, and shall immediately notify the other Party in the event of any insider trading or tipping by such Party or its employees, contractors, representatives or agents of which it becomes aware.
(h) No Gratuity; FCPA. Supplier and Applied mutually agree that they will not offer or give any gratuity to induce any person or entity to enter into, execute or perform the Agreement or any other agreement with the other Party. Supplier and Applied each further represent to the other that it has knowledge and understanding of the Foreign Corrupt Practices Act of the United States of America, and that no principal, partner, officer, director or employee of Supplier or Applied, respectively, is or will become an official of any governmental body of any country (other than the U.S.) in which it provides goods or services during the Term. Supplier and Applied each agrees that it shall not, in the conduct of its performance under this
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Agreement, and with regard to any funds, assets, or records relating thereto, offer, pay, give, or promise to pay or give, directly or indirectly, any payment or gift of any money or thing of value to (i) any non-U.S. government official to influence any acts or decisions of such official or to induce such official to use his influence with the local government to effect or influence the decision of such government in order to assist such Party or the other Party in its performance of its obligations under this Agreement or to benefit the other Party; (b) any political party or candidate for public office for such purpose; or (ii) any person if such Party knows or has reason to know that such money or thing of value will be offered, promised, paid, or given, directly or indirectly, to any official, political party, or candidate for such purpose. In the event of any breach by Supplier or Applied of this Section, (1) the aggrieved Party will have a lawful claim against the other Party for any funds and/or the value of property paid by the other Party in breach of this provision, (2) the Party which is in material breach of this Agreement will automatically surrender any claim for fees and other payments due under this Agreement, and (3) this Agreement will automatically be rendered void.
(i) Applicable Law, Jurisdiction, Venue. This Agreement shall be governed by and construed under the laws of California, excluding its conflicts of law rules. Items shall be deemed and shall qualify as goods under the Uniform Commercial Code as adopted in California. Any suit arising out of this Agreement, at law or in equity, shall be brought in a state or federal court in California, the jurisdiction of which state or federal court includes Santa Clara County, California, provided that such court has jurisdiction over the subject matter of the suit. Each Party consents to personal jurisdiction in the above courts. Supplier further consents to such venue as Applied selects in any of such courts.
(j) CISG. With respect to transactions to which the 1980 United Nations Convention on Contracts for the International Sale of Goods (“CISG”) would otherwise apply, the rights and obligations of the Parties under the Agreement shall not be governed by the provisions of the CISG.
(k) General Representations. Supplier represents and warrants as follows: (i) Supplier is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; and (ii) Supplier’s execution and delivery of this Agreement and Supplier’s performance of its obligations hereunder will not (1) violate any provision of the charter, bylaws or other governing document of Supplier, or (2) conflict with, result in a breach of, or constitute a default under, any other agreement or arrangement by which Supplier is bound.
(l) Force Majeure. If and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, revolutions, strikes, labor disputes or any other similar cause beyond the reasonable control of such Party (each, a “Force Majeure Event”), then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues; provided, that such Party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. Notwithstanding the preceding sentence, if the Force Majeure Event continues for a period of more than thirty (30) days, Applied may terminate this Agreement effective upon delivery of notice to Supplier and such termination shall be deemed a termination pursuant to Section 21(a). The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall promptly notify the other Party in writing of the occurrence of a Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.
(m) No Agency. Each Party shall be deemed to be an independent contractor and not an agent, joint venturer or representative of the other Party, and neither Party may create any obligations or responsibilities on behalf of or in the name of the other Party. Each Party also agrees not to make false or misleading statements, claims or representations about the other Party, its products or the relationship of the Parties.
Applied Materials Confidential Information

GLOBAL SUPPLY AGREEMENT
(n) Cumulative Remedies. The rights and remedies of Applied provided under this Agreement are not exclusive, and may be exercised, alternatively or cumulatively, with any other rights and remedies available to Applied under this Agreement or in law or in equity.
(o) Amendments and Modifications; Captions and Construction. Except as provided in Section 2(c) (Updating Business Processes), amendments or revisions to this Agreement must be in writing, signed by both Applied and Supplier duly authorized representatives, traced by revision numbers and attached to the original of this Agreement. Captions in this Agreement are for the convenience of the Parties only and shall not affect the interpretation or construction of this Agreement. As used in this Agreement, “include” and “including” shall mean “without limitation.” Time is of the essence with respect to Supplier’s performance under this Agreement.
(p) Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.
(q) Notices. Any notice, consent or approval required or permitted under this Agreement shall be in writing (unless otherwise expressly stated) and shall be given (1) personally; (2) by postage prepaid registered or certified airmail, return receipt requested; (3) by overnight express courier; (4) by facsimile with confirmation of delivery; or (5) by email with confirmation of delivery; to the Parties as follows:
Advanced Energy Industries, Inc.
Mark Blaze
VP — Manager AMAT Account Team
Fax: [* *]
Email: [* *]
Jim Guilmart
Senior Vice President — Global Customer Operations
Fax: [* *]
Email: [* *]
Kevin Thomas
Vice President — Customer Service
Email: [* *]
Applied:
Applied Materials, Inc.
Giovanni Ghisletti
SAT Lead
Phone: [* *]
Fax: [* *]
Email: [* *]
Applied Materials Confidential Information

GLOBAL SUPPLY AGREEMENT
In addition, any notice pursuant to Section 21 (Termination) or Section 23 (Indemnity) shall be copied to the following:
Notices to Applied:
Vice President of Legal Affairs
2881 Scott Blvd., M/S 2062
Santa Clara, CA 95050
Fax: (408) 986-2836
Notices to Supplier:
__________________________
__________________________
__________________________
__________________________
Either Party may change the person(s) and/or address(es) designated above effective ten (10) days following delivery of notice of such change(s). Notice shall be deemed given on the date delivered, if delivered personally; three (3) days following the date deposited in the U.S. Mail properly addressed, if by postage prepaid registered or certified airmail, return receipt requested; on the date of delivery, if by overnight express courier; and on the date of confirmed transmission, if by facsimile or email.
(r) Foreign Translation. This Agreement is written in the English language. The English text of this Agreement shall prevail over any translation thereof.
(s) Entire Agreement. This Agreement, including its Attachments, together with a [* *] (which agreement shall be deemed amended to refer to the date of this Agreement and the section number of this Agreement) and a NDA executed concurrently with this GSA covering Supplier general information (as set forth in Attachment A of such NDA) set forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, proposals and representations, oral or written, between the Parties as to the subject matter. In the event of any conflict between or among any documents which are part of this Agreement, the following order of precedence shall apply: (i) Global Supply Agreement; (ii) Attachment 1; (iii) Exhibit A; (iv) Specifications; and (v) Authorized Demand Signal.
Applied Materials Confidential Information

     By execution hereof, the person signing for Supplier below hereby certifies, represents and warrants that he/she has read this Agreement and that he/she is duly authorized to execute this Agreement on behalf of the Supplier.

Accepted:

APPLIED MATERIALS, INC.	ADVANCED ENERGY INDUSTRIES, INC.

BY:	BY:

Signature	Signature

Printed Name	Printed Name

Title:	Title:

Date:	Date:

BY:

Signature

Printed Name

Title:

Date:
Applied Materials Confidential Information

ADDENDUM TO GLOBAL SUPPLY AGREEMENT
BETWEEN APPLIED MATERIALS AND
ADVANCED ENERGY INDUSTRIES
TO ADD CERTAIN ITEMS TO ATTACHMENT 1
This Addendum is made as of August 29, 2005 (the “Effective Date”) by Applied Materials, Inc. (“APPLIED”), a Delaware Corporation having its principal place of business in Santa Clara, California and between Advanced Energy Industries, Inc. (“SUPPLIER”), a Delaware Corporation, and will remain in effect for a period of three (3) years except as otherwise noted below and is attached to and incorporated into that certain Global Supply Agreement, (“GSA”), signed previously or simultaneously by the Parties.
1.1	SUPPLIER and APPLIED intend to add the [* *] and [* *] (collectively referred to as “Addendum Items ”) as Items to Attachment 1 of the GSA subject to the supplemental provisions set forth in this Addendum.

1.2	Capitalized terms used in this Addendum will, unless separately defined herein, have the same meaning as in the GSA.
2.0 [* *] System (the “[* *] Item”):
2.1	For as long as the [* *] Item is listed on Attachment 1, APPLIED will [* *] the [* *] Item (APPLIED part number [* *]; SUPPLIER part number [* *]) as [* *] system (as compared to a [* *]) for [* *] and provided that APPLIED purchase of [* *] and/or [* *] that are not [* *] as a [* *] system is not [* *] by this clause.

2.2	The Contract Price for the [* *] Item shall be $[* *] per unit.

2.3	This Contract Price will apply to all SUPPLIER shipments of the [* *] Item beginning on [* *], 2005.

2.4	APPLIED will support SUPPLIER’s [* *] Item [* *] efforts by [* *] models. SUPPLIER will provide [* *] units to APPLIED for [* *] purposes. SUPPLIER shall limit the number of [* *] to [* *] per calendar year. [* *] time frames shall be [* *] those required for [* *] product and component [* *]. In the event that [* *] products are [* *], this Addendum will be terminated. Contract Prices for the [* *] Item will then be subject to [* *].

2.5	Upon request by SUPPLIER, APPLIED will provide a copy of the applicable APPLIED [* *] to show that the [* *] Item is [* *] for the application specified[* *] .
3.0 [* *] and [* *] (the “[* *] Items”):
3.1	For as long as the [* *] Items are listed on Attachment 1 APPLIED will [* *] the [* *] Items as the [* *] for [* *] (e.g. [* *] and other [* *]), and for existing [* *] for which it is [* *] as of the Effective Date of this Addendum [* *].

3.2	APPLIED agrees with SUPPLIER to [* *] on [* *] for [* *] for [* *]. Item Contract Prices for [* *] will be [* *]. If APPLIED and SUPPLIER [* *] Contract Prices and/or other terms for any [* *], APPLIED has the right to [* *] power supplies to [* *], this Addendum [* *] and Contract Prices for the [* *] Items will then be subject to [* *].

3.3	[* *] options of the [* *] model will be [* *] by APPLIED to receive the following Contract Price [* *]:

a.	[* *]% Contract Price [* *] — [* *] units @ [* *]¢ / W (New Contract Price = $[* *])

b.	[* *]% Contract Price [* *] — [* *] units @ [* *]¢ / W (New Contract Price = $[* *])
3.4	The [* *] and any related [* *] from all SUPPLIER Bills of Material for all [* *] Item options. (APPLIED assumes [* *] for this [* *].) APPLIED will implement this [* *] by [* *] or sooner. SUPPLIER will [* *] per unit for each unit supplied to APPLIED with the [* *] after this Addendum is executed.

3.5	APPLIED will [* *] as many other [* *] as practical [* *]. APPLIED will [* *] options [* *] through [* *] for the [* *] below. APPLIED will [* *] make [* *] to [* *] the [* *]. Any remaining [* *] which cannot be [* *] will be priced as follows:
c.	Options [* *]-[* *]: $[* *] (valid for [* *], then a price of $[* *])

d.	Options [* *]+: $[* *]
3.6	APPLIED will support SUPPLIER’s [* *] by promptly [* *] and [* *] to [* *]. [* *] will include, but may not be limited to:
a.	[* *] for [* *]:
i.	SUPPLIER will [* *] the following [* *] for [* *]; APPLIED to [* *] within [* *] business days, and units to [* *] within [* *] business days of receipt:

ii.	[* *]

iii.	[* *]

iv.	[* *]
b.	Migration to [* *]:
v.	SUPPLIER will [* *] Item [* *] for the following existing [* *] for [* *]; APPLIED to [* *] within [* *] business days, and units to [* *] within [* *] business days of receipt:

vi.	[* *]

vii.	[* *]

viii.	[* *]
c. In the event that [* *] considered in 3.6.a., 3.6.b. and/or other later [* *] products are [* *] by APPLIED, this Addendum [* *] and prices for the [* *] Items will then be subject to [* *].
d. Once 3.6.a. and 3.6.b. above are completed SUPPLIER shall limit the number of [* *] to [* *] per calendar year. In the event such [* *] require a new SUPPLIER [* *] then [* *]. Otherwise, if [* *] do not require a new SUPPLIER [* *], Applied may [* *] for such [* *] under terms similar to those noted in 3.6.a above including the [* *] business day [* *], and provided these [* *] successfully meet all of Applied’s [* *], Applied will [* *] as determined by SUPPLIER.
3.7	The [* *] Items will be [* *] and [* *] on the applicable APPLIED [* *] as a [* *] for all [* *] as of the Effective Date of this Addendum.

3.8	APPLIED will [* *], and SUPPLIER will [* *], a sufficient quantity of currently [* *] by no later than [* *], such that the total quantity of remaining [* *] is no greater than a total of [* *]. SUPPLIER will allow APPLIED to make a [* *] of any such [* *] that is [* *].

3.9	Contract Prices noted in this section 3 will apply to all SUPPLIER shipments of [* *] Items beginning on [* *], 2005.

3.10	Upon request by SUPPLIER, APPLIED will provide a copy of the applicable APPLIED [* *] to show that the [* *] Items are [* *] for the [* *] specified [* *] above.
4.0 General:
4.1	This Addendum shall be part of and subject to the GSA and all the terms in the GSA shall remain unmodified and in full force and effect except to the limited extent expressly modified by this Addendum. This Addendum shall only apply to Addendum Items.

4.2	Nothing herein shall preclude APPLIED from [* *] due to (a) the Addendum Item’s [* *] Specifications or (b) SUPPLIER’s [* *] Addendum Items within the [* *] requirements agreed upon by the Parties. In the event such [* *] occurs, this Addendum shall terminate and Contract Prices for Addendum Items will then be subject to [* *]. Further, this section 4.2 does not negate, waive, replace or supercede any of the remedies available to APPLIED for non-performance or breach as defined in the GSA.

4.3	This Addendum along with the GSA sets forth the entire understanding and agreement of the Parties as to the subject matter of this Addendum and supercedes all prior agreements, understandings, proposals and representations, oral or written, between the Parties as to such subject matter.

4.4	If any provision of this Addendum is held to be invalid, illegal, void, voidable, unlawful or otherwise unenforceable, the remaining portions of the Addendum shall remain in full force and effect, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their fully authorized representatives as of the date corresponding to their respective signature, but effective as of Effective Date of this Addendum.

APPLIED MATERIALS, INC.	ADVANCED ENERGY INDUSTRIES, INC.

_______________________________ Authorized Signature	_______________________________ Authorized Signature

_______________________________ Name	_______________________________ Name

_______________________________ Title	_______________________________ Title

_______________________________ Date	_______________________________ Date